Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Atmel Corporation, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-203691, 333-187975 and 333-181656) on Form S-3 and (No. 333-188531, 333-176850, 333-167332 and 333-146473) on Form S-8 of Uni-Pixel, Inc. of our report dated May 29, 2015, with respect to the combined balance sheets of XSense, a business within Atmel Corporation, Inc. as of December 31, 2014 and 2013, and the related combined statements of operations and comprehensive loss, changes in equity (deficit), and cash flows for the years then ended, which report appears in the Form 8-K of Uni-Pixel, Inc. dated June 19, 2015.

(signed) KPMG
Santa Clara, CA
June 18, 2015